CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms” and “Representations and Warranties” for Scudder Large Cap Value Fund (the “Fund”) (formerly, Scudder Contrarian Fund) in the Prospectus/Proxy Statement of the Scudder Value Series Inc. and to the references to us included in the Fund’s Prospectus and Statement of Additional Information dated April 1, 2004 for classes A, B and C shares and dated September 1, 2004 for class S and class AARP shares, which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-14, No. 333-117759) of our report dated January 21, 2004 on the financial statements and financial highlights of the Fund included in the Annual Report dated November 30, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 13, 2004